Exhibit 99.1

December 30, 2009

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

Organizational Announcement from California Steel Industries, Inc.

Fontana, CA. — California Steel Industries, Inc. (CSI) announced today the following organizational changes, effective January 1, 2010. All three executive vice presidents will continue to report to Vicente Wright, President & CEO.

“The objective of this structure change is to enhance CSI’s abilities as an efficient, effective and flexible organization,” said Mr. Wright, “while we preserve our commitment to a high level of service to our customers.”

Ricardo Bernardes, who currently holds the position of Chief Financial Officer/Executive Vice President, Finance, will become Executive Vice President, Commercial. He will retain responsibility for slab acquisition and transportation and will assume responsibility for all sales of steel products.

Mr. Bernardes has served as Chief Financial Officer since September 2003. Mr. Bernardes graduated from University of California, Los Angeles, with a Master’s Degree in Business Administration, Finance, and from Pontificia Universidade Católica do Rio Grande do Sul, with a Bachelor’s Degree in Business Administration.

Brett Guge, currently Vice President, Administration, becomes Executive Vice President, Finance and Administration. He will be responsible for all financial matters of the Company, and will continue his current responsibilities for Human Resources, Environmental, Safety and Information Services and public and governmental affairs. He also continues as Corporate Secretary for the Company.

Mr. Guge has served in his current capacity at CSI since May 1997. Mr. Guge graduated from Xavier University with a Master’s Degree in Business Administration and from the University of Tennessee with a Bachelor’s Degree in Communications. He currently serves as Chairman of the Executive Committee of the California Manufacturers and Technology Association (CMTA).

Toshiyuki (“Ted”) Tamai will continue to hold the position of Executive Vice President, Operations, with responsibility for Operations, Engineering, Shipping and Production Planning. Additionally, he will assume responsibility for the Purchasing Department, previously assigned to Mr. Guge, which is responsible for purchases supporting maintenance, repair, operations and capital expenditures.

Mr. Tamai has served as Executive Vice President, Operations since July 2001. He has been with CSI since 1995, previously holding positions as Manager, Hot Strip Rolling and Finishing Operations, and General Manager, Hot Rolling and Tubular Products. Mr. Tamai graduated from Kyoto University with a Bachelor’s Degree in Mechanical Engineering.

Company Information

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 900 employees. More information may be found at our website at www.californiasteel.com.